EXHIBIT 4.3

                            PREAMBLES AND RESOLUTIONS

     WHEREAS, pursuant to a consulting agreement, the Corporation wishes to engage Seth Shaw to act as its Chief Technical Officer, and

     WHEREAS, Mr. Shaw has agreed to assume such responsibilities, be it

     RESOLVED, that the President of the Corporation is authorized to enter into a one year consulting agreement on behalf of this corporation with Seth Shaw calling for Mr. Shaw to act as the Chief Technical Officer of the Corporation and to receive 250,000 shares of common stock as compensation therefore, and be it

     FURTHER RESOLVED, that pursuant to the consulting agreement by and between Seth Shaw and the Corporation, the Board of Directors hereby authorizes the Corporation and its transfer agent to issue to Seth Shaw, 250,000 shares of the Corporation's $.01 par value common stock, without restrictive legend, upon the effectiveness of the Corporation's Registration Statement on Form S-8 filed with the Securities and Exchange Commission registering such common stock, be it

         FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized to execute all documents necessary to carry out the foregoing resolutions into effect and to perform any other acts as may be necessary from time to tome to carry out the purpose and intent of this resolution.